Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports First Quarter 2009 Operating Results

NORTH MIAMI BEACH, FL; May 6, 2009 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three months ended March 31, 2009.

Financial Highlights

Net income attributable to Equity One was $43.8 million for the first quarter of 2009, or $0.56 per diluted share, as compared to $20.9 million, or $0.28 per diluted share, for the first quarter of 2008.  Funds From Operations (FFO) for the 2009 quarter was $57.9 million, or $0.75 per diluted share, as compared to $32.7 million, or $0.44 per diluted share, for the first quarter of 2008.

The first quarter consolidated results include those of DIM Vastgoed N.V. (“DIM”), a Dutch investment company that owns 21 shopping centers in the southeastern United States and in which Equity One acquired a controlling interest on January 14, 2009.  The results also include:

•	A bargain purchase gain related to DIM of $26.9 million, or $0.35 per diluted share;

•	Gains on early extinguishment of debt of $8.7 million, or $0.11 per diluted share;

•	Gains on sales of outparcels of approximately $1.1 million, or $0.01 per diluted share;

•	Insurance proceeds received on a property claim of $780,000, or $0.01 per diluted share;

•	Severance-related costs of $3.3 million, or $0.04 per diluted share.

Excluding the effects of these items, FFO for the first quarter of 2009 would have been $23.7 million, or $0.31 per diluted share.  A reconciliation of net income to FFO is provided as an attachment to this press release.

Operating Highlights

As of March 31, 2009, occupancy for the company’s core portfolio, which excludes DIM, was 91.5% compared to 92.1% as of both December 31, 2008 and September 30, 2008.  On a same-property basis, occupancy for the core portfolio is down 90 basis points compared to March 31, 2008.

For the first quarter of 2009, same-property net operating income declined 2.7% compared to the same period in 2008 primarily due to lower occupancy, lower percentage rent and higher bad debt expense.

During the first quarter of 2009, the company executed 30 new leases in its core portfolio totaling 100,068 square feet at an average rental rate of $14.20 per square foot, representing an 8.7% decrease from prior rents on a same-space cash basis, due in large part to a lease with a single theater tenant. Also during the first quarter, the company renewed 79 leases in its core portfolio for 188,453 square feet for an average rental rate increase of 0.3% to $14.89 per square foot on a cash basis.  In addition, the company renewed seven leases in its core portfolio for 10,242 square feet subject to tenant renewal options for an average rental rate increase of 6.6% to $19.40 per square foot on a cash basis.

Development and Redevelopment Activities

At March 31, 2009, the company had approximately $35.2 million of active development projects and approximately $8.8 million of redevelopment projects underway.  The estimated remaining cost to complete these projects is approximately $5.5 million.

Balance Sheet Highlights

At March 31, 2009, the company’s total market capitalization equaled $2.2 billion, comprising 77.2 million shares of common stock (on a fully diluted basis) valued at $942 million, and $1.3 billion of net debt (excluding any debt premium/discount and net of cash).  Our ratio of net debt to total market capitalization was 57.3% and our ratio of net debt to gross real estate and securities investments was 51.8%.
During the first quarter of 2009, the company purchased $30.5 million of its unsecured senior notes with varying maturities, generating a gain on the early extinguishment of debt of $8.7 million.

Subsequent to quarter end, the company issued and sold approximately 6.7 million shares of its common stock in an underwritten public offering at a price of $14.30 per share.  Concurrently with the public offering, the company also issued and sold approximately 2.5 million shares of its common stock to an affiliate of its largest shareholder, Gazit-Globe, Ltd., at the public offering price in a private placement. The public offering and the concurrent private placement generated net proceeds of approximately $126.2 million.

On April 15, 2009, the company repaid the remaining $171.6 million outstanding principal balance on its 3.85% unsecured senior notes.

As of March 31, 2009, the company had $10.0 million outstanding under its unsecured line of credit.

Investment Activity

As previously disclosed, on January 14, 2009, the company entered into a stock exchange agreement pursuant to which it acquired approximately 1.2 million ordinary shares of DIM and a related voting agreement that provides it the right to vote approximately 0.8 million additional DIM shares.  These shares increased Equity One’s voting control to approximately 74.6% of DIM’s outstanding ordinary shares, providing it with a controlling interest.  As a result of this transaction, DIM’s financial results have been consolidated with the company’s first quarter results.  The exchange agreement also gives Equity One the right to acquire the additional shares subject to the voting agreement subject to certain conditions precedent.  In addition, subsequent to quarter end, DIM announced the nomination of the company’s president, Thomas Caputo, to its supervisory board.

Also during the first quarter, Equity One acquired a 9.6% interest in Ramco-Gershenson Properties Trust (NYSE: RPT).

FFO and Earnings Guidance

Based on the company’s activities in the first quarter, the company has adjusted its 2009 guidance.  It is now estimating that 2009 FFO will be within a range of $1.55 to $1.63 per diluted share and net income per diluted share will be within a range of $0.92 to $0.98.  These adjusted estimates take into account the impact of the company’s equity offerings, gains on the extinguishment of debt and land sale gains recognized during the first quarter and gains on early extinguishments of debt realized to date in the second quarter of $2.3 million, or $0.03 per diluted share.   In addition, this guidance assumes additional gains on outparcels of approximately $3.0 million during the remainder of 2009. The company’s revised guidance is based upon management’s assumption that annual same-property NOI growth will be between -2% to -4%.

The following table provides the reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the full year 2009:

	Low	High
Estimated net income attributable to Equity One	$0.92	$0.98
Adjustments:
Rental property depreciation and amortization including pro rata share of joint ventures	0.63	0.65
Estimated Funds from Operations (FFO) attributable to Equity One	$1.55	$1.63

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Thursday, May 7, 2009 at 9:00 a.m. EST to review the 2009 first quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing 866.730.5766 (U.S./Canada) or 857.350.1590 (international) using pass code 20033901. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the telephone replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 77727419 through May 14, 2009.

FOR ADDITIONAL INFORMATION

For a copy of our first quarter supplemental information package, please access the “Investors” section of our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Michele Villano at mvillano@equityone.net.

ABOUT EQUITY ONE, INC.

As of March 31, 2009, Equity One owned or had interests in 181 properties, consisting of 167 shopping centers comprising approximately 18.6 million square feet, four projects in development/redevelopment, six non-retail properties, and four parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2009 and December 31, 2008
(In thousands)

	March 31,	December 31,
	2009	2008
ASSETS
Properties:
Income producing	$2,290,026	$1,900,513
Less: accumulated depreciation	(206,895)	(196,151)
Income-producing property, net	2,083,131	1,704,362
Construction in progress and land held for development	73,677	74,371
Properties, net	2,156,808	1,778,733

Cash and cash equivalents	3,183	5,355
Accounts and other receivables, net	8,052	12,209
Investment and advances in real estate joint ventures	11,724	11,745
Marketable securities	73,990	160,585
Goodwill	11,845	11,845
Other assets	104,467	55,791
TOTAL ASSETS	$2,370,069	$2,036,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$629,288	$371,077
Unsecured revolving credit facilities	10,000	35,500
Unsecured senior notes payable	627,431	657,913
	1,266,719	1,064,490
Unamortized/unaccreted premium (discount) on notes payable	(25,340)	5,225
Total notes payable	1,241,379	1,069,715

Other liabilities
Accounts payable and accrued expenses	29,344	27,778
Tenant security deposits	9,783	8,908
Deferred tax liabilities, net	54,903	1,409
Other liabilities	45,388	17,966
Total liabilities	1,380,797	1,125,776

Commitments and contingencies	-	-
Equity:
Stockholders’ equity of Equity One
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 100,000 shares authorized 76,655 and 76,198 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	769	762
Additional paid-in capital	977,515	967,514
Distributions in excess of retained earnings	(15,926)	(36,617)
Contingent consideration	323	-
Accumulated other comprehensive income (loss)	404	(22,161)
Total stockholders’ equity of Equity One	963,085	909,498

Non-controlling interest	26,187	989
Total stockholders equity	989,272	910,487

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,370,069	$2,036,263

EQUITY ONE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the three months ended March 31, 2009 and 2008
(In thousands, except per share data)

	Three months ended
	March 31,
	2009	2008
REVENUE:
Minimum rent	$53,215	$47,975
Expense recoveries	14,423	13,664
Percentage rent	1,140	1,449
Management and leasing services	550	183
Total revenue	69,328	63,271
COSTS AND EXPENSES:
Property operating	18,922	16,067
Rental property depreciation and amortization	15,291	11,764
General and administrative	12,256	6,885
Total costs and expenses	46,469	34,716
INCOME BEFORE OTHER INCOME AND EXPENSE AND DISCONTINUED OPERATIONS	22,859	28,555

OTHER INCOME AND EXPENSE:
Investment income	2,057	6,162
Equity loss in real estate joint ventures	(7)	-
Other income	1,050	43
Interest expense	(19,563)	(15,982)
Amortization of deferred financing fees	(444)	(429)
Gain on acquisition of controlling interest in subsidiary	26,866	-
(Loss) on sale of real estate	-	(42)
Gain on extinguishment of debt	8,691	2,380

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND DISCONTINUED OPERATIONS:	41,509	20,687

Income tax benefit of taxable REIT subsidiaries	639	83
INCOME FROM CONTINUING OPERATIONS	42,148	20,770

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	31	85
Gain on disposal of income-producing properties	1,178	-
Income from discontinued operations	1,209	85

NET INCOME	$43,357	$20,855

Net loss attributable to non-controlling interest	476	-
NET INCOME ATTRIBUTABLE TO EQUITY ONE	$43,833	$20,855

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$0.55	$0.28
Discontinued operations	0.02	-
	$0.57	$0.28
Number of Shares Used in Computing Basic Earnings per Share	76,764	73,324

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.54	$0.28
Discontinued operations	0.02	-
	$0.56	$0.28
Number of Shares Used in Computing Diluted Earning per Share	77,410	73,499

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds from Operations

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended
	March 31,
	2009	2008
	(In thousands)

Net income attributable to Equity One	$43,833	$20,855
Adjustments:
Rental property depreciation and amortization, net of controlling interest, including discontinued operations	13,744	11,796
Pro rata share of real estate depreciation from unconsolidated joint ventures	361	-
Funds from operations	$57,938	$32,651

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended
	March 31,
	2009	2008

Earnings per diluted share attributable to Equity One	$0.56	$0.28
Adjustments:
Rental property depreciation and amortization, net of controlling interest, including discontinued operations	0.18	0.16
Pro rata share of real estate depreciation from unconsolidated joint ventures	-	-
Net adjustment for unvested shares and non-controlling interest (1)	0.01	-
Funds from operations per diluted share	$0.75	$0.44

(1)  Includes net effect of (a) an adjustment for unvested awards of share-based payments with rights to receive dividends or dividend equivalents and (b) an adjustment related to the possible share issuance in the fourth quarter of 2010 pursuant to the DIM stock exchange agreement.